Exhibit 99 (b)(2)

Execution Version

Commitment Letter

September 18, 2013

Camelot Employee Scheme Inc.

c/o Camelot Information Systems Inc.

Beijing Publishing House

A6 North Third Ring Road

Xicheng District, Beijing 100120, China

Attention: Simon Ma

Re:                                           Commitment Letter

Ladies and Gentlemen:

This letter agreement sets forth the commitment of the undersigned (the “Investor”), subject to (i) the terms and conditions contained herein, (ii) the terms and conditions contained in an agreement and plan of merger, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”) to be entered into by and among Camelot Employee Scheme Inc., a British Virgin Islands business company with limited liability (“Parent”), Camelot Employee SubMerger Scheme INC., a British Virgin Islands business company with limited liability wholly owned by Parent (“Merger Sub”), and Camelot Information Systems Inc., a British Virgin Islands business company with limited liability (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and (iii) the terms and conditions (with any conditions to funding therein to be customary) contained in the definitive agreements to be entered into by and between Parent, on the one side, and the Investor or one or more of its affiliates, on the other side.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

1.                                                    Commitment.   The Investor hereby commits, subject to the terms and conditions set forth herein, to cause certain of the funds and/or entities that it manages or advises (collectively, the “Funds”) to purchase convertible notes of Parent at or immediately prior to the Effective Time for an aggregate cash purchase price in immediately available funds equal to US20 million, plus an additional US10 million at the sole option of the Investor (such sum, in the aggregate, the “Commitment”), which amount shall be used by Parent to (i) fund a portion of the merger consideration pursuant to the Merger Agreement and (ii) pay (or cause to be paid through Parent or Merger Sub) the Investor’s Pro Rata Portion of the documented fees and expenses incurred by Parent in relation with the Merger Agreement and the transactions contemplated thereby, including the Merger (the Investor’s Pro Rata Portion of any such fees and expenses which are required to be paid prior to the Effective Time shall be first paid by the Parent and reimbursed by the Investor).  For the purposes of this letter agreement, the “Pro Rata Portion” of a party refers to such party’s share of voting shares in the Parent on a fully diluted basis (assuming full conversion of the convertible notes held by the Investor).

Notwithstanding anything to the contrary contained herein, the Investor and the Funds shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent.  In the event Parent does not require the full amount of the Commitment in order to consummate the Merger, the Commitment shall, unless otherwise agreed in writing by the Investor and Parent, be reduced by Parent to the level sufficient to, in combination with the other financing arrangements contemplated in the Merger Agreement, fully fund the merger consideration and pay related fees and expenses incurred by Parent in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger.

2.                                                    Conditions to Commitment, Signing and Drawdown.  The Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and the Merger Sub’s obligations to effect the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement as in effect from time to time, but without giving effect to any waiver or amendment thereof or any consent thereunder that would be materially adverse to the Investor (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and (iii) an investors’ rights agreement in form and substance reasonably satisfactory to each party hereto having been executed by each party thereto.

For clarification, the Investor’s Commitment is on a firm commitment basis and is not conditioned on any other financing, debt or equity, of Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement, including the Merger.

3.                                                    Termination.  This letter will terminate automatically and immediately upon the earliest to occur of (i) the Closing, at which time all obligations hereunder will be discharged but subject to the performance of such obligation, (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) sixty (60) days following the Termination Date, unless Parent has commenced enforcement actions against the Investor and/or the Funds by such date.  In the event that this letter is terminated pursuant to Sections 3(ii) and/or 3(iii) hereof, other than, for reasons solely as a result of the Investor’s failure to fund the Equity Financing in accordance with the terms of this letter agreement, the Investor shall only be liable for expenses incurred by it (i.e. the Investor shall not be liable for any expenses, costs or break-up fees incurred by the Parent in connection with any such termination).  Upon termination of this letter agreement, the Investor shall not have any further obligations or liabilities hereunder.

4.                                                    Exclusivity.  Each party agrees that the Investor shall have the exclusive right to participate as the sole equity financing source of Parent for the purposes of the transactions contemplated by the Merger Agreement, including the Merger, for so long as this letter agreement remains effective.

5.                                                    Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement, including Merger.  Unless required by applicable Law (including rules promulgated by either the U.S. Securities and Exchange Commission or the New York Stock Exchange), this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except the Merger Agreement or otherwise with the written consent of the Investor.  Notwithstanding the foregoing, a copy of this letter agreement may be provided to the Company, and the Company may disclose the existence and content of this letter agreement (i) to its Affiliates and Representatives who need to know the existence of this letter agreement and are subject to confidentiality obligations; (ii) to the extent required by applicable Law (including rules promulgated by either the U.S. Securities and Exchange Commission or the New York Stock Exchange); and (iii) in connection with any litigation relating to the Merger, the Merger Agreement, and the transactions contemplated thereby as permitted by or provided for in the Merger Agreement.

6.                                                    No Modification.  Neither this letter agreement nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by the Investor and Parent.  No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent and the Investors.

7.                                                    Enforceability; Third-Party Beneficiaries.  This letter agreement shall inure to the benefit of and be binding upon Parent and the Investor.  The Company is a third-party beneficiary to the extent and only to the extent that it seeks to obtain an injunction or injunctions or other appropriate form of specific performance or equitable relief in accordance with, and subject to the limitations contained in, Section 9.11 of the Merger Agreement.  Nothing in this letter agreement, express or implied, is intended to, nor does it, confer upon any person (other than Parent, the Investor and the Company) any rights or remedies under, or by reason of, or any rights (i) to enforce the Commitment or any provisions of this letter agreement or (ii) to confer upon any person any rights or remedies against any person other than the Investor under or by reason of this letter agreement.  In no event shall any of Parent’s creditors or any other person have any right to enforce this letter agreement.

8.                                                    Governing Law.  This letter agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  The parties hereto hereby agree that (i) any dispute, controversy or claim arising out of or relating to this letter agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this letter agreement) (each, a “Dispute”) shall be finally settled by arbitration; (ii) the place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules; (iii) the arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English; (iv) subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s); and (v) the award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

9.                                                    Counterparts.  This letter agreement may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.                                             Representations and Warranties.  The Investor hereby represents and warrants to Parent that (i) it has the requisite authority to enter into agreements, bind, commit and make investment decisions on behalf of the Funds; (ii) it has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (iii) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary corporate or other organizational action by it; (iv) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (v) for so long as this letter agreement shall remain in effect in accordance with its terms, the Funds shall reserve cash on hand and/or capital commitments required to fund the Commitment; (vi) the respective constituent documents of the Funds permits the amount of the Commitment to be invested collectively by the Funds in any one portfolio investment, and the Funds have received all internal consent(s) and approval(s) in connection therewith; (vii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement; and (viii) the execution, delivery and performance by the Investor of this letter agreement do not (x) violate the organizational documents of the Investor or any Fund managed or advised by the Investor, (y) violate any applicable Law binding on the Investor, any Fund managed or advised by the Investor or the assets of any them or (z) conflict with any material agreement binding on the Investor or any Fund managed or advised by the Investor.

11.                                             No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges that no person (other than the Investor and the Funds) has any obligation hereunder and that, notwithstanding that the Investor and/or certain investment managers, managers or general partners of the Investor or their affiliates may be partnerships or limited liability companies, Parent has no right of recovery under this letter agreement, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates (other than the Investors and Funds) including, for the avoidance of doubt, members, managers or general or limited partners of the Investor, Merger Sub, or Parent, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than the Investor) or agent of any of the foregoing (collectively, each of the foregoing but not including the Investor, the Funds, Parent or their respective assignees themselves, a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12.                                             Indemnification and Expense Reimbursement.  The Investor acknowledges and agrees that if the Parent Termination Fee shall become payable and the Guarantors (as defined in the Limited Guarantee) shall become liable for any portion of the Guaranteed Obligations (as defined in the Limited Guarantee) solely as a result of the Investor’s failure to fund the Equity Financing in accordance with the terms of this letter agreement, then the Investor shall indemnify the Guarantors for the amounts such Guarantors shall have paid in connection with the Limited Guarantee and the Parent Termination Fee.  Parent acknowledges and agrees that if (i) the Company Termination Fee shall become payable and the proceeds thereof shall have been received by Parent and (ii) at the time of Parent’s receipt of the Company Termination Fee neither the Investor nor any of its affiliates is in breach of any of its obligations under this letter agreement or any definitive agreement related hereto, then Parent shall reimburse documented out-of-pocket expenses incurred by the Investor and its affiliates in connection with the transactions contemplated hereby and in the Merger Agreement up to US$ 300,000.

13.                                             Notices.  Any notice, request, instruction or other communication required or permitted hereunder shall be in writing and delivered personally, sent by reputable overnight courier service (charges paid by sender), sent by registered or certified mail (postage prepaid), or sent by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable overnight courier service; at the time receipted for (or refused) on the return receipt, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile:

in the case of Parent:

Camelot Employee Scheme Inc.

c/o Camelot Information Systems Inc.

Beijing Publishing House

A6 North Third Ring Road

Xicheng District, Beijing 100120, China

Attention:  Joshua King

Facsimile: +86 10 8201 9100

E-mail: jking@camelotchina.com

in the case of Investors:

Zoyi Management Consulting Ltd.

Room A 11F, No. 132, Sec. 3, MinSheng East Rd.,

Taipei, Taiwan, R.O.C.

Attention: Victor Huang

Facsimile: +886-2-77079299

E-mail: victor.huang@zoyicapital.com

14.                                             Complete Agreement.  This letter agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

15.                                             Severability.  Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

Very truly yours,

Zoyi Management Consulting, Ltd.

		By:	/s/ Eric Chen
		Name:	Eric Chen
		Title:	Partner

Agreed to and acknowledged
as of the date first written above:

CAMELOT EMPLOYEE SCHEME INC.

By:	/s/ Simon Ma
Name:	Simon Ma
Title:	Director

[Signature Page to Zoyi Commitment Letter]